                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G
                                (RULE 13D-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13D-1(B), (C) AND (D) AND AMENDMENTS THERETO FILED
                             PURSUANT TO 13D-2(B)

                              (AMENDMENT NO.  )*

                                  LESCO, INC.
       ________________________________________________________________
                               (Name of Issuer)

                        Common Stock, without par value
       ________________________________________________________________
                        (Title of Class of Securities)

                                   526872106
                         _____________________________
                                (CUSIP Number)


                                 June 8, 1998
            ______________________________________________________
            (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    [ ] Rule 13d-1(b)

    [X] Rule 13d-1(c)

    [ ] Rule 13d-1(d)

                                                              Page 1 of 22 Pages

----------------------------                         ------------------------
  CUSIP NO.  526872106                13G               Page 2 of 22 Pages
----------------------------                         ------------------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
        J O Hambro Capital Management Limited
        No IRS Identification Number

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
          England

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                  0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                                488,700
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                   0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                                488,700
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                488,700
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                5.9%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
                IA,CO

------------------------------------------------------------------------------

----------------------------                         ------------------------
  CUSIP NO.  526872106                13G               Page 3 of 22 Pages
----------------------------                         ------------------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
        J O Hambro & Company Limited
        No IRS Identification Number

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
          England

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                  0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                                488,700
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                   0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                                488,700
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                488,700
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                5.9%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
                HC,CO

------------------------------------------------------------------------------

----------------------------                         ------------------------
  CUSIP NO.  526872106                13G               Page 4 of 22 Pages
----------------------------                         ------------------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
        J O Hambro Asset Management Limited
        No IRS Identification Number

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
          England

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                  0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                                488,700
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                   0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                                488,700
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                488,700
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                5.9%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
                HC,CO

------------------------------------------------------------------------------

----------------------------                         ------------------------
  CUSIP NO.  526872106                13G               Page 5 of 22 Pages
----------------------------                         ------------------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
        Growth Financial Services Limited
        No IRS Identification Number

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
          England

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                  0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                                250,000
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                   0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                                250,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                250,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                3.0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
                CO

------------------------------------------------------------------------------

----------------------------                         ------------------------
  CUSIP NO.  526872106                13G               Page 6 of 22 Pages
----------------------------                         ------------------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
        North Atlantic Smaller Companies Investment Trust plc
        No IRS Identification Number

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
          England

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                  0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                                250,000
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                   0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                                250,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                250,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                3.0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
                IV,CO

------------------------------------------------------------------------------

----------------------------                         ------------------------
  CUSIP NO.  526872106                13G               Page 7 of 22 Pages
----------------------------                         ------------------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
        American Opportunity Trust plc
        No IRS Identification Number

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
          England

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                  0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                                50,000
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                   0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                                50,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                50,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                0.6%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
                IV,CO

------------------------------------------------------------------------------

----------------------------                         ------------------------
  CUSIP NO.  526872106                13G               Page 8 of 22 Pages
----------------------------                         ------------------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
        Christopher Harwood Bernard Mills
        No IRS Identification Number

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
          England

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                  0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                                488,700
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                   0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                                488,700
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                488,700
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                5.9%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
                IN

------------------------------------------------------------------------------

----------------------------                         ------------------------
  CUSIP NO.  526872106                13G               Page 9 of 22 Pages
----------------------------                         ------------------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
        Oryx International Growth Fund Limited
        No IRS Identification Number

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
          Guernsey (Channel Islands)

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                  0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                                100,000
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                   0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                                100,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                100,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                1.2%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
                IV,CO

------------------------------------------------------------------------------

----------------------------                         ------------------------
  CUSIP NO.  526872106                13G               Page 10 of 22 Pages
----------------------------                         ------------------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
        Consulta (Channel Islands) Limited
        No IRS Identification Number

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
          Guernsey (Channel Islands)

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                  0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                                100,000
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                   0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                                100,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                100,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                1.2%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
                IA,CO

------------------------------------------------------------------------------

                           STATEMENT ON SCHEDULE 13G
                           -------------------------

ITEM 1(A).     NAME OF ISSUER:
               --------------

     Lesco, Inc. (the "Company").

ITEM 1(B).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
               -----------------------------------------------

     20005 Lake Road, Rocky River, Ohio  44116.

ITEM 2(A).     NAME OF PERSON FILING:
               ---------------------

     This Statement is filed on behalf of the following nine persons, who are collectively referred to as the "Filing Parties":

1. J O Hambro & Company Limited ("J O Hambro & Company") is a corporation organized under the laws of England with its principal office and business at 10 Park Place, London SW1A 1LP England. J O Hambro & Company functions as the ultimate holding company for J O Hambro Capital Management.

2. J O Hambro Asset Management Limited ("J O Hambro Asset Management") is a corporation organized under the laws of England with its principal office and business at 10 Park Place, London SW1A 1LP England. J O Hambro Asset Management functions as an intermediate holding company for J O Hambro Capital Management.

3. J O Hambro Capital Management Limited ("J O Hambro Capital Management"), formerly named J O Hambro & Partners Limited, is a corporation organized under the laws of England with its principal office and business at 10 Park Place, London SW1A 1LP England. J O Hambro Capital Management is principally engaged in the business of investment management and advising. It serves as co-investment adviser to NASCIT and as investment adviser to Oryx as well as private clients.

4. Christopher Harwood Bernard Mills is a British citizen whose business address is 10 Park Place, London SW1A 1LP England. His principal employment includes service as executive director of NASCIT, as a director of J O Hambro Capital Management and Oryx, and as co-investment adviser to NASCIT.

5. Growth Financial Services Limited ("GFS"), formerly named Growth Investment Management Limited, is a corporation organized under the laws of England with its principal office at 77 Middle Street, Brockham, Surrey RH3 7HL England and with its principal business at 10 Park Place, London SW1A 1LP England. GFS has undertaken to provide the services of Christopher Mills to NASCIT.

6. North Atlantic Smaller Companies Investment Trust plc ("NASCIT"), formerly named Consolidated Venture Trust plc, is a corporation organized under the laws of England with its principal office and business at 10 Park Place, London SW1A 1LP England. NASCIT is a publicly-held investment trust company. Christopher Harwood Bernard Mills and J O Hambro Capital Management serve as co-investment advisers to NASCIT.


                                                             Page 11 of 22 Pages

7. American Opportunity Trust plc ("American Opportunity Trust"), formerly named Leveraged Opportunity Trust plc, is a corporation organized under the laws of England with its principal office and business at 10 Park Place, London SW1A 1LP England. American Opportunity Trust is a publicly-held investment trust company. Christopher Harwood Bernard Mills and J O Hambro Capital Management serve as co-investment advisers to American Opportunity Trust.

8. Oryx International Growth Fund Limited ("Oryx") is a corporation organized under the laws of the Island of Guernsey with its principal office and business at Bermuda House, St. Julian's Avenue, St. Peter Port, Guernsey. Oryx is a closed-end investment company. J O Hambro Capital Management and Consulta serve as investment advisers to Oryx.

9. Consulta (Channel Islands) Limited ("Consulta") is a corporation organized under the laws of the Island of Guernsey with its principal office and business at Bermuda House, St. Julian's Avenue, St. Peter Port, Guernsey. Consulta is principally engaged in the business of investment management and advising and serving as investment manager of Oryx.

ITEM 2(B).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
               -----------------------------------------------------------

     The principal business address of the Filing Parties is c/o J O Hambro & Company Limited, 10 Park Place, London SW1A 1LP England.

ITEM 2(C).     CITIZENSHIP:
               -----------

     England.

ITEM 2(D).     TITLE OF CLASS OF SECURITIES:
               ----------------------------

     Common Stock, without par value (the "Common Stock").

ITEM 2(E).  CUSIP NUMBER:
            ------------

     526872106

ITEM 3.   IF THE STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B) OR
          -------------------------------------------------------------------
          (C), CHECK WHETHER THE PERSON FILING IS A:
          -----------------------------------------

     Not Applicable.

                                                             Page 12 of 22 Pages

ITEM 4.   OWNERSHIP:
          ---------

     The aggregate number and percentage of the outstanding Common Stock of the Company beneficially owned by each of the Filing Parties as of June 8, 1998 are as follows:

                                                Number of  Number of
                                 Number of      Shares:    Shares: Sole
Filing                Aggregate  Shares: Sole   Shared     or Shared
Party                 Number of  Power to       Power to   Power to       Approximate
------                Shares:    Vote           Vote       Dispose        Percentage*
                      ---------  ------------   ---------  -------------  ------------
J O Hambro              488,700             0    488,700        488,700          5.9%
& Company

J O Hambro Asset        488,700             0    488,700        488,700          5.9%
Management

J O Hambro              488,700             0    488,700        488,700          5.9%
Capital
Management

Christopher H.B.        488,700             0    488,700        488,700          5.9%
Mills

American                 50,000             0     50,000         50,000          0.6%
Opportunity Trust

GFS                     250,000             0    250,000        250,000          3.0%

NASCIT                  250,000             0    250,000        250,000          3.0%
Oryx                    100,000             0    100,000        100,000          1.2%

Consulta                100,000             0    100,000        100,000          1.2%
----------------------------------------------------------------------------------------

     * Based 8,352,541 shares of Common Stock, without par value, outstanding as of May 7, 1998, which is based on information reported in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
          --------------------------------------------

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

                                                             Page 13 of 22 Pages

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
          ---------------------------------------------------------------

     As co-investment advisers to NASCIT, Christopher Harwood Bernard Mills and J O Hambro Capital Management share the right to transfer and vote the shares of Common Stock of the Company pursuant to an agreement entered into among NASCIT, GFS and Christopher Mills and an agreement entered into between NASCIT and J O Hambro Capital Management, each dated as of January 7, 1993, respectively.

     As co-investment advisers to American Opportunity Trust, Christopher Harwood Bernard Mills and J O Hambro Capital Management share the right to transfer and vote the shares of Common Stock of the Company pursuant to an agreement dated as of January 7, 1993 between American Opportunity Trust and J O Hambro Capital Management.

     As investment manager for Oryx, Consulta has the right to transfer and vote the shares of Common Stock of the Company pursuant to an agreement dated as of February 16, 1995 between Oryx and Consulta. As investment adviser to Oryx, J O Hambro Capital Management has the right to transfer the shares of Common Stock of the Company pursuant to an agreement dated as of February 16, 1995 between J O Hambro Capital Management and Consulta.

     As investment manager for certain of its private clients, J O Hambro Capital Management has the right to transfer and vote the shares of Common Stock of the Company pursuant to either agreements or arrangements entered into with such private clients.


ITEM 7.   IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
          ----------------------------------------------------------------------
          SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:
          --------------------------------------------------------

     Not Applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
          ---------------------------------------------------------

     See Item 2(a).

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP:
          ------------------------------

     Not Applicable.

ITEM 10.  CERTIFICATION:
          -------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                             Page 14 of 22 Pages

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

Dated:  17 June 1998          J O HAMBRO CAPITAL MANAGEMENT LIMITED


                         By:  /s/ R. C. O. Hellyer
                              --------------------------------------------------
                         Name: R. C. O. Hellyer
                         Title: Director

                         Executed on behalf of the parties hereto pursuant to the Joint Filing Agreement filed herewith.

                                                             Page 15 of 22 Pages

                                    EXHIBITS

     The following documents are filed herewith:

     (a) Power of Attorney of Christopher Harwood Bernard Mills dated February 2, 1993.

     (b) Joint Filing Agreement dated as of June 17, 1998 among NASCIT, GFS, American Opportunity Trust, J O Hambro Investment Management, J O Hambro Capital Management, J O Hambro Asset Management, J O Hambro & Company, Oryx, Consulta and Christopher Harwood Bernard Mills.

                                                             Page 16 of 22 Pages

                               POWER OF ATTORNEY


                                                             Page 17 of 22 Pages

                               POWER OF ATTORNEY
                               -----------------

This general Power of Attorney is made this second day of February 1993 by Christopher Harwood Bernard Mills.

I hereby appoint Robert Charles Orlando Hellyer of 30 Queen Anne's Gate, London SW1H 9AL to be my attorney whereby he is empowered to sign on my behalf all documents required for the proper conduct of the businesses of J O Hambro & Partners Limited, J O Hambro Investment Management Limited, Consolidated Venture Trust plc, and its subsidiaries, Leveraged Opportunity Trust PLC and its subsidiaries and Growth Financial Services Limited (formerly Growth Investment Management Limited). This Power shall include but not be limited to authorising all statutory, regulatory and other legal submissions which may be required to be made by any of the above companies.

IN WITNESS WHEREOF I have hereunto set my hand and seal the day and year first above written:



Signed, Sealed and Delivered             )
By the above named                       ) /s/ Christopher Harwood Bernard Mills
CHRISTOPHER HARWOOD BERNARD MILLS        )
in the presence of:                      )

                                    Maureen O'Hara
                                    [Address Appears Here]

                                                             Page 18 of 22 Pages

                             JOINT FILING AGREEMENT

                                                             Page 19 of 22 Pages

                             JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on Schedule 13G dated June 8, 1998 with respect to the shares of Common Stock, without par value, of Lesco, Inc. and any further amendments thereto executed by each or any of us shall be filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.



Date:  17 June 1998           NORTH ATLANTIC SMALLER COMPANIES
                              INVESTMENT TRUST PLC

                              By:   J O Hambro Capital Management Limited,
                                         Its investment advisor

                              By:     /s/ R. C. O. Hellyer
                                 -----------------------------------------------
                              Name: R.C.O. Hellyer
                              Title: Director



Date:  17 June 1998           J O HAMBRO CAPITAL MANAGEMENT LIMITED


                              By:     /s/ R. C. O. Hellyer
                                 -----------------------------------------------
                              Name: R.C.O. Hellyer
                              Title: Director



Date:  17 June 1998           J O HAMBRO & COMPANY LIMITED


                              By:     /s/ R. C. O. Hellyer
                                 -----------------------------------------------
                              Name: R.C.O. Hellyer
                              Title: Director

                                                             Page 20 of 22 Pages

Date:  17 June 1998           J O HAMBRO ASSET MANAGEMENT
                              LIMITED


                              By:      /s/ R. C. O. Hellyer
                                 -----------------------------------------------
                              Name: R.C.O. Hellyer
                              Title: Director



Date:  17 June 1998           GROWTH FINANCIAL SERVICES LIMITED



                              By:      /s/ R. C. O. Hellyer
                                 -----------------------------------------------
                              Name: C. H. B. Mills
                              Title: Director

                              R. C. O. HELLYER PURSUANT TO A POWER
                              OF ATTORNEY DATED 2 FEBRUARY 1993



Date:  17 June 1998           AMERICAN OPPORTUNITY TRUST PLC

                              By:   J O Hambro Capital Management Limited,
                                         Its investment advisor



                              By:      /s/ R. C. O. Hellyer
                                 -----------------------------------------------
                              Name: R. C. O. Hellyer
                              Title: Director

                                                             Page 21 of 22 Pages

Date:  17 June 1998           ORYX INTERNATIONAL GROWTH FUND
                              LIMITED

                              By:   J O Hambro Capital Management Limited,
                                         Its investment advisor


                              By:      /s/ R. C. O. Hellyer
                                 -----------------------------------------------
                              Name: R.C.O. Hellyer
                              Title: Director



Date:  17 June 1998           CONSULTA (CHANNEL ISLANDS) LTD


                              By:     /s/ Peter A. Heaps
                                 -----------------------------------------------
                              Name: Peter A. Heaps
                              Title: Director



Date:  17 June 1998           CHRISTOPHER MILLS


                                     /s/ R. C. O. Hellyer
                              --------------------------------------------------

                              R. C. O. HELLYER PURSUANT TO A POWER
                              OF ATTORNEY DATED 2 FEBRUARY 1993

                                                             Page 22 of 22 Pages